AMENDMENT NO. 1 TO

INVESTMENT MANAGEMENT SERVICES AGREEMENT

THIS AMENDMENT NO. 1 TO INVESTMENT MANAGEMENT SERVICES AGREEMENT, dated as of February 28, 2011 (this “Amendment”), by and among Columbia Management Investment Advisers, LLC (the “Investment Manager”), a Minnesota limited liability company, and Columbia Funds Variable Insurance Trust I (the “Registrant”), a Delaware statutory trust, on behalf of its underlying series listed in Schedule A to the Investment Management Services Agreement, dated as of May 1, 2010, as amended from time to time (the “Agreement”). Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Agreement.

WHEREAS, the parties have agreed to modify the fee rates payable under the Agreement for certain Funds and these fee changes will become effective on different dates; and

WHEREAS, the parties wish to modify Schedule A to reflect the new fee rates, which modifications have previously been approved by the Registrant’s Board of Trustees and, when required, the Fund’s shareholders, and the dates on which such fee rates will become effective;

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1. AMENDMENT

1.1	Schedule A. Effective as of the date hereof, Schedule A to the Agreement shall be replaced with Schedule A hereto.

SECTION 2. MISCELLANEOUS.

2.1.	Execution in Counterparts. This Amendment may be executed by the parties hereto in multiple counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

2.2.	Governing Law. This Amendment shall be governed by the internal laws, and not by the laws regarding conflicts of laws, of the Commonwealth of Massachusetts. Each party hereby submits to the exclusive jurisdiction of the courts of such state, and waives any objection to venue with respect to actions brought in such courts.

2.3.	Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

2.4.	Notice. This Amendment is executed by an officer of the Registrant, as an officer and not individually, and the obligations of this Amendment with respect to the Funds shall be binding upon the assets and properties of the Funds only and shall not be binding upon any of the trustees, officers, employees, agents or shareholders of the Funds individually.

(Signature Page Follows)

IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first above written.

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I

By:	/s/ Michael G. Clarke
Name:	Michael G. Clarke
Title:	Chief Financial Officer

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ J. Kevin Connaughton
Name:	J. Kevin Connaughton
Title:	Senior Vice President

Schedule A

Effective as of May 1, 2010, except as otherwise noted

Fund	Assets	Rate of Fee[1]
Columbia High Yield Fund, Variable Series	All assets	0.55%

Columbia Marsico 21st Century Fund, Variable Series	First $500 million	0.74%
	In excess of $500 million and up to $1 billion	0.69%
	In excess of $1 billion and up to $1.5 billion	0.64%
	In excess of $1.5 billion and up to $3 billion	0.59%
	In excess of $3 billion and up to $6 billion	0.57%
	In excess of $6 billion	0.55%

Columbia Marsico Focused Equities Fund, Variable Series	First $500 million	0.74%
	In excess of $500 million and up to $1 billion	0.69%
	In excess of $1 billion and up to $1.5 billion	0.64%
	In excess of $1.5 billion and up to $3 billion	0.59%
	In excess of $3 billion and up to $6 billion	0.57%
	In excess of $6 billion	0.55%

Columbia Marsico International Opportunities Fund, Variable Series	All assets	0.80%

Columbia Marsico Growth Fund, Variable Series	First $500 million	0.74%
	In excess of $500 million and up to $1 billion	0.69%
	In excess of $1 billion and up to $1.5 billion	0.64%
	In excess of $1.5 billion and up to $3 billion	0.59%
	In excess of $3 billion and up to $6 billion	0.57%
	In excess of $6 billion	0.55%

Columbia Mid Cap Growth Fund, Variable Series*	All assets	0.65%

[1].	Annual rates based on a percentage of the Fund’s average daily net assets.

*	Effective as of the dates indicated below, the fee rates for the indicated Fund will be as set forth below:

Fund	Assets (in Millions)	Rate of Fee(1)	Effective Date

Columbia Mid Cap Growth Fund, Variable Series	$0 - $500	0.760%	March 1, 2011

	>$500 - $1,000	0.715%
	>$1,000 - $1,500	0.670%
	>$1,500	0.620%

(1)	Annual rates based on a percentage of the Fund’s average daily net assets.